Exhibit 10.1

625 Westport Parkway
Grapevine, TX 76051
817-424-2000
March 25, 2024

Mr. Daniel Moore
Re: Continuing Employment
Dear Daniel,

Congratulations! I am pleased to offer you the permanent role of Principal Financial & Accounting Officer at GameStop Corp. (the “Company”) effective as of today. You will continue to be subject to all policies of the Company and GameStop Texas, Ltd. in effect from time to time, including the Company’s Anti-hedging Policy, Clawback Policy, Insider Trading Policy and Code of Ethics.

Your base salary will remain at the annualized rate of $160,000. A total of $400,000 in transformation bonuses were also paid bi-weekly over the two year period which began on July 1, 2021. These bonuses have been paid in full.

You will continue to be eligible to earn restricted stock units in accordance with, and subject to, the vesting and other terms of any award agreements that have been issued to you on or prior to the date hereof. For the avoidance of doubt, nothing in this letter shall change, eliminate or modify any terms of those award agreements, certain terms of which are summarized below.

•On October 1, 2021, you were granted 15,960 restricted stock units of the Company’s Class A common stock (“Common Stock”). The October 2021 equity award vests as follows: 5% on the first anniversary of the grant date, 15% of the second anniversary of the grant date, and 20% on each of the dates that are 30, 36, 42 and 48 months following the grant date, subject to your continuous service through the applicable vesting date.

•On October 1, 2022, you were granted 1,407 restricted stock units of the Company’s Common Stock. The October 2022 equity award vests as follows: 1/6th on each of the dates that are 6, 12, 18, 24, 30 and 36 months following the grant date, subject to your continuous service through the applicable vesting date.

•On June 1, 2023, you were granted 3,312 restricted stock units of the Company’s Common Stock. The June 2023 equity award vested as follows: 50% on July 1, 2023 and 50% on January 1, 2024.

•On November 1, 2023, you were granted 6,641 restricted shares of the Company’s Common Stock. The November 2023 equity award vests as follows: 25% on January 1, 2024, 25% on April 1, 2024, 25% on July 1, 2024, and 25% on October 1, 2024, subject to your continuous service through the applicable vesting date.

Nothing in this letter guarantees your employment for any period or otherwise limits our ability to terminate your employment at any time, for any reason, even if your opportunity to receive or vest in any equity would be forfeited as a result of such termination. We will periodically review your performance and compensation levels and may make adjustments, all as determined in the sole discretion of the Company.

Any modification of any of the terms of this letter must be made in writing and signed by an authorized, executive officer of the Company to be valid and enforceable.

This letter supersedes any prior compensation terms or offer letter entered into between you and the Company. Except as otherwise expressly provided herein, this letter and the terms and conditions of the applicable award agreements referenced above represents our entire agreement regarding your employment and compensation and supersedes all prior discussions and agreements regarding these topics; provided, however, this agreement is in addition to and complements (and does not replace or supersede): i) your agreement to the GameStop C.A.R.E.S Rules of Dispute Resolution; and ii) all obligations you have to the Company or any of its affiliates with respect to confidentiality and return of property, non-disparagement, non-competition, and non-solicitation (whether such obligation arises by contract, common law, statute, or otherwise).

If you have any questions or concerns, please feel free to contact me.

Exhibit 10.1

Sincerely,

/s/ Ryan Cohen

Ryan Cohen
Chief Executive Officer

Accepted By:	/s/ Daniel Moore	March 25, 2024
	Daniel Moore	Date